EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of January 31, 2008 (this “Agreement”), by and between NEW MOTION, INC., a Delaware corporation (the “Company”), and ANDREW STOLLMAN (“Executive”).

WITNESSETH:

WHEREAS, the Company desires to employ Executive on the terms and subject to the conditions hereinafter set forth, and Executive desires so to be employed.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:

1. Offices and Duties. During the Term (as hereinafter defined), Executive shall serve as the President of the Company and shall have such duties and responsibilities that are commensurate with such position and such other duties and responsibilities as are from time to time assigned to the Executive by the Company’s Chief Executive Officer and board of directors. The Company’s board of directors may elect or designate Executive to serve in such other corporate offices of the Company or a subsidiary or affiliate of the Company as the Company’s board of directors from time to time may reasonably deem necessary, proper or advisable and as the Executive shall accept. Executive hereby agrees that throughout the Term he shall faithfully, diligently and to the best of his ability, in furtherance of the business of the Company, perform the duties assigned to him or incidental to the offices assumed by him pursuant to this Section. Executive shall devote all of his business time and attention to the business and affairs of the Company and the performance of Executive’s duties and responsibilities hereunder. Executive may engage or participate in such other activities incidental to any other full-time employment or occupation as do not interfere or conflict with, or compromise his ability to perform, his duties hereunder, and do not create a potential business conflict, and with respect to which the Company’s board of directors has expressly consented and approved in advance in writing. Executive shall at all times be subject to the supervision, direction and control of the Company’s Chief Executive Officer and its board of directors, and observe and comply with such rules, regulations, policies and practices as the Company’s board of directors may from time to time establish. Executive shall report to the Company’s Chief Executive Officer. The Executive represents and warrants to the Company that the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms and that the Executive is not a party to any agreement or understanding, written or oral, which could prevent the Executive from entering into this Agreement or performing all of the Executive’s obligations hereunder.

2. Term. The employment of Executive hereunder shall commence on the date hereof (the “Commencement Date”) and continue for a term ending on the third (3rd) anniversary of the last day of the calendar month in which such commencement date occurs, subject to earlier termination upon the terms and conditions provided elsewhere herein (the “Term”); provided, however, that this Agreement shall become effective only upon consummation of the merger contemplated by that certain Agreement and Plan of Merger dated as of September 26, 2007, by and among, the Company, Traffix, Inc. and a wholly-owned subsidiary of the Company. As used herein, “Termination Date” means the last day of the Term. Subject to the provisions of Section 18 hereof, the Executive shall be an “at-will” employee of the Company such that the Company may terminate the Executive’s employment with the Company and the Term upon advance written notice at any time and for any reason (or no reason).

3. Compensation.

(a) As compensation for Executive’s services hereunder, the Company shall pay to Executive during the Term an annual salary (the “Base Salary”), which shall initially be equal to Four Hundred Twenty Five Thousand Dollars ($425,000.00), payable in accordance with the ordinary payroll practices of the Company. The Base Salary shall be subject to increase at the end of each year of the Term at the sole and complete discretion of the Company’s board of directors.

(b) As additional compensation for Executive’s services hereunder, upon the execution of this Agreement (i) the Company shall pay to Executive a signing bonus of Two Hundred Fifty Thousand Dollars ($250,000) and (ii) all options to purchase equity securities of the Company held by Executive at the time of such execution (other than stock options issued to Executive under Section 4) shall automatically vest.

(c) Executive may also receive an annual bonus for each calendar year during the Term if the Company’s business operations meet or exceed certain financial performance standards to be determined by the Company’s board of directors in accordance with this Section, and as part of an annual incentive plan to be submitted for approval by the stockholders of the Company. No later than the end of the first calendar quarter of each calendar year, the Company’s board of directors (or the compensation committed thereof) shall adopt and approve: (i) financial goals (the “Goals”) for the Company with respect to such calendar year; and (ii) the bonus targets and other performance standards (collectively, the “Bonus Matrix”) to be used to determine Executive’s annual bonus for such calendar year. The Company shall deliver the Goals and the Bonus Matrix to Executive promptly after their adoption and approval by the board of directors (or the compensation committed thereof). The Goals and the Bonus Matrix for the calendar year ending December 31, 2008 are set forth on the 2008 Bonus Schedule attached hereto as Exhibit A. Any amounts payable under this Section shall be calculated using the results reported in the Company’s audited financial statements for the applicable fiscal year and shall be payable the later of (A) ninety (90) days after the end of the applicable fiscal year or (B) completion of the Company’s audited financial statements for such year. Until approval of this Agreement by the Company’s stockholders, in no event shall the amount payable to Executive under this Section in any fiscal year of the Company exceed an amount, which, when added to all other compensation (as such term is used in Section 162(m) of the Code) paid to Executive in such fiscal year results in the total of such compensation for such fiscal year to exceed One Million Dollars ($1,000,000).

(d) The Company shall use its commercially reasonable efforts to procure medical, hospitalization, dental and disability insurance (in the case of disability insurance, providing for $15,000 coverage per month) for the benefit of executive and his wife and children, and the Company shall pay all premiums and any other costs or expenses incurred to maintain such policies in effect during the Term, or as provided under Section 18, all consistent with the Company’s established practices and policies. As an alternative to procuring such policies, the Company may authorize Executive to procure such policies, and the Company shall reimburse Executive for the reasonable costs incurred by him in connection with the procurement of such policies.

(e) The Company shall use commercially reasonable efforts to procure a term policy of life insurance on the life of Executive with a death benefit of at least Five Million Dollars ($5,000,000) for a beneficiary or beneficiaries to be designated by Executive, and the Company shall pay all premiums and any other ordinary costs or expenses incident to maintaining such policy in effect during the Term, or as provided under Section 18. In connection with the procurement of such policy, Executive shall, at such time or times and at such place or places as the Company may reasonably direct, submit himself to such physical examinations and execute and deliver such documents as the Company may deem necessary or appropriate. As an alternative to procuring such policy, the Company may authorize Executive to procure such policy, and the Company shall reimburse Executive for the reasonable costs incurred by him in connection with the procurement of such policy. Upon the expiration or termination of the Term and until the earlier of the second anniversary of a termination by Executive for “good reason” under Section 16 or by the Company other than for “cause” under Section 15, Executive shall have the right to maintain such policy at Executive’s cost and expense.

(f) In addition to his Base Salary and other compensation provided herein, during the Term Executive shall be entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any stock, stock option or other equity participation plan and any profit-sharing, pension, retirement, insurance, medical service or other employee benefit plan generally available to the executive officers of the Company, and to receive any other benefits or perquisites generally available to the executive officers of the Company pursuant to any employment policy or practice, which may be in effect from time to time during the Term. The Company shall be under no obligation hereunder to institute or to continue any such employee benefit plan or employment policy or practice.

(g) [RESERVED]

(h) During the Term, Executive shall not be entitled to additional compensation for serving in any office of the Company (or any subsidiary thereof) to which he is elected or appointed.

4. Stock Options.

(a) On the Commencement Date, the Company shall grant to Executive an option (the “Option”) to acquire Three Hundred Thousand (300,000) shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), subject to the terms and conditions of the Company’s Stock Option Plan and the Stock Option Agreement substantially in the form annexed to this Agreement as Exhibit B (the “Stock Option Agreement”). As a condition to receiving the Option, Executive shall execute and deliver to the Company the Stock Option Agreement. As provided in the Stock Option Agreement, the Option shall be exercisable at an exercise price equal to the average closing price of the Common Stock reported for the ten (10) trading days immediately preceding the Commencement Date, at any time during the ten (10) year period following the Commencement Date. Additionally, as provided in the Stock Option Agreement, the Option shall be subject to the following vesting schedule:

(i) the Option shall first vest, with respect One Hundred Thousand (100,000) shares of Common Stock, on the first (1st) anniversary of the Commencement Date;

(ii) thereafter, the Option shall next vest, with respect to Eight Thousand Three Hundred Forty One (8,341) shares of Common Stock, on the last day of the calendar month immediately following the first (1st) anniversary of the Commencement Date (such vesting date, the “Second Vesting Date”); and

(iii) thereafter, the Option shall next vest, with respect to the remaining One Hundred Ninety One Thousand Six Hundred Fifty Nine (191,659) shares of Common Stock underlying the Option, in twenty three (23) equal installments of Eight Thousand Three Hundred Thirty Three (8,333) shares each on the last day of each calendar month during the period of twenty three (23) consecutive months commencing after the Second Vesting Date.

(b) As provided in the Stock Option Agreement, except (as provided herein) in the event of a termination of the Executive’s employment by the Company without “cause” (as such term is used in Section 15 hereof) and except in the event of a termination of the Executive’s employment by Executive for “good reason” (as contemplated under Section 16 hereof), any portion of the Option that remains unvested at the time of termination of Executive’s employment (and/or upon termination or expiration of the Term) (the “Unvested Portion”) shall be extinguished and cancelled and Executive shall have no rights or benefits whatsoever with respect to the Unvested Portion. Executive represents and warrants that he is acquiring the Option and the shares of Common Stock issuable upon exercise thereof for investment purposes only, and not with a view to distribution thereof. Executive is aware that the Option and such shares may not be registered under the federal or any state securities laws and that, in addition to the other restrictions, the Option and such shares issuable upon exercise thereof will not be able to be transferred unless an exemption from registration is available or the option or such shares become registered.

5. Restricted Stock.

(a) On the Commencement Date, the Company shall issue to Executive Two Hundred Seventy Five Thousand (275,000) shares of Common Stock (the “Restricted Shares”), pursuant to the terms of a Restricted Stock Purchase Agreement in a form acceptable to the Company (the “Restricted Stock Purchase Agreement”). Executive shall execute and deliver to the Company the Restricted Stock Purchase Agreement as a condition to the Company’s obligation to issue the Restricted Shares. The Restricted Shares shall be subject to forfeiture under the terms of the Restricted Stock Purchase Agreement. The Restricted Shares shall be subject to vesting as provided in the Restricted Stock Purchase Agreement, in accordance with and subject to the following vesting schedule:

(i) the first One Hundred Thousand (100,000) Restricted Shares shall vest after the closing of trading on the date that the average per share trading price of the Common Stock during any period of ten (10) consecutive trading days (following the Commencement Date) equals or exceeds the greater of (a) Fifteen Dollars ($15) or (b) One Hundred Fifty Percent (150%) of the per share trading price of the Common Stock on the Commencement Date. The per share trading price of the Common Stock that causes such Restricted Shares to vest shall be referred to herein as the “First Vesting Price”.

(ii)  the remaining One Hundred Seventy Five Thousand (175,000) Restricted Shares shall vest after the closing of trading on the date that the average per share trading price of the Common Stock during any period of ten (10) consecutive trading days equals or exceeds the greater of (a) Twenty Dollars ($20) or (b) One Hundred Thirty Three and One-Third Percent (133 1/3%) of the First Vesting Price.

(b) As provided in the Restricted Stock Purchase Agreement, except (as provided herein) in the event of a termination of the Executive’s employment by the Company without “cause” (as such term is used in Section 15 hereof) and except in the event of a termination of the Executive’s employment by Executive for “good reason” (as contemplated under Section 16 hereof), any and all of the Restricted Shares that remain unvested at the time of termination of Executive’s employment (and/or upon termination or expiration of the Term) (the “Unvested Restricted Stock Portion”) shall be subject to forfeiture and Executive’s entire ownership interest in to the Unvested Restricted Stock Portion shall be forfeited, extinguished and cancelled and Executive shall have no rights or interest in the Unvested Restricted Stock Portion. Subject to the terms of the Restricted Stock Purchase Agreement, the Company may issue stock certificates or otherwise evidence the Executive’s interest in the Restricted Shares by using a book entry account, and may maintain physical possession or custody of such stock certificates until such time as the Restricted Shares are vested in accordance with this Section, and may place a legend on the stock certificate(s) restricting the transferability of such certificates and referring to the terms and conditions (including forfeiture) of this Agreement. Executive represents and warrants that he is acquiring the Restricted Shares for investment purposes only, and not with a view to distribution thereof. Executive is aware that the Restricted Shares may not be registered under the federal or any state securities laws and that, in addition to the other restrictions on the Restricted Shares, the Restricted Shares will not be able to be transferred unless an exemption from registration is available or the Restricted Shares become registered.

(c) If the Company’s stockholders adopt a restricted share plan, the Restricted Shares shall be deemed issued in accordance therewith and subject thereto.

6. Long Term Performance Unit Plan. Promptly after the Commencement Date, the Company shall establish and maintain a long-term executive compensation plan (the “LTEC Plan”) for the benefit of Executive and other senior executives of the Company. LTEC Plan shall provide for the payment of additional compensation to Executive based upon the Company’s achievement of certain performance standards to be determined by the Company’s board of directors. Such performance standards shall be based upon a three to five year strategic plan for the Company. In addition, the terms of the LTEC Plan shall include the nature of the compensation to be awarded, the number of units to be awarded and vesting.

7. Expense Allowance. The Company shall pay directly, or advance funds to Executive or reimburse Executive for, all out-of-pocket expenses reasonably incurred by him in connection with the performance of his duties hereunder and the business of the Company, in each case subject to and in accordance with the Company’s standard policies (including, without limitation, expense verification policies) regarding the reimbursement of business expenses, as in effect from time to time. Without limiting the foregoing, the Company shall reimburse Executive for the reasonable legal costs incurred by him (up to a maximum of Ten Thousand Dollars ($10,000)) in connection with the preparation and execution of this Agreement.

8. Location; Office. Except for routine travel and temporary accommodation reasonably required to perform his services hereunder, Executive shall not be required to perform his services hereunder at any location other than the office of the Company located in Pearl River, New York, or, if relocated, at a location within a distance of fifty (50) miles from its location in Pearl River, New York, or at such other office or site to which Executive may, in his sole discretion, consent; nor shall he be required to relocate his principal residence to, or otherwise to reside at, any location specified by the Company; provided, however, that if the Company does not maintain offices within fifteen (15) miles from its present location in Pearl River, New York, Executive shall not be required to work at the Company’s offices more than two (2) days per week (excluding weekends and holidays) to the extent that Executive is capable of properly performing his duties and responsibilities hereunder from a location other than the Company’s offices. The Company shall provide Executive with suitable office space, furnishings and equipment, secretarial and clerical services and such other facilities and office support as are commensurate with the position of Executive, in all cases consistent with and subject to the practices of the Company.

9. Vacation. Executive shall be entitled to four (4) weeks paid vacation during each year of his employment hereunder (as pro rated for partial years), such vacation to be taken at such time or times as shall be agreed upon by Executive and the Company with due regard to the needs of the Company. Vacation time shall be cumulative from year to year, except that Executive shall not be entitled to take more than six (6) weeks vacation during any period of twelve (12) consecutive months during the Term; and provided further that at no time shall Executive be entitled to accrue more than six (6) weeks of vacation time under this Agreement; and provided further that the rights of Executive to vacation shall be otherwise subject to the Company’s policies on vacation as in effect from time to time.

10. Key-Man Insurance. The Company shall have the right from time to time to purchase, increase, modify or terminate insurance policies on the life of Executive for the benefit of the Company in such amounts as the Company may determine in its sole discretion. In connection therewith, Executive shall, at such time or times and at such place or places as the Company may reasonably direct, submit himself to such physical examinations and execute and deliver such documents as the Company may deem necessary or appropriate.

11. Ancillary Agreements. As a material inducement to the Company for entering into this Agreement and as a condition to the obligations of the Company hereunder, Executive is hereby executing and delivering that each of the following: (a) that certain Non-Competition, Non-Solicitation and Proprietary Information Agreement dated of even date herewith, by and between Executive and the Company in the form of Exhibit C attached hereto (the “Non-Competition Agreement”), and (b) that certain General Release date of even date herewith, by and among Executive, Traffix, Inc. and the Company in the form of Exhibit D attached hereto (together with the Non-Competition Agreement, the “Ancillary Agreements”). Each of the Company and Executive hereby agrees and acknowledges that the rights and obligations of the parties under the Non-Competition Agreement and the terms and provisions thereof are an integral part of this Agreement and hereby are incorporated in this Agreement as if fully set forth herein. Without limiting any other rights that the Company may have, if Executive breaches any provision of the Non-Competition Agreement, any right that Executive may have to receive any compensation or payments from the Company hereunder shall be forfeited by Executive and extinguished in all respects.

12. [RESERVED]

13. [RESERVED]

14. Termination of Employment. Executive’s employment and the Term will terminate on the first of the following to occur:

(a) Automatically upon Executive’s death.

(b) Upon written notice by the Company to Executive of termination due to Disability (as defined below). For the purposes of this Agreement, “Disability” shall mean a condition that entitles Executive to benefits under an applicable Company long-term disability plan or, if no such plan exists, a physical or mental disability which, in the reasonable judgment of the Company’s board of directors, is likely to render Executive unable to perform his duties and obligations under this Agreement for 180 days in any 12-month period.

(c) Upon written notice by the Company to the Executive of a termination for “cause” under Section 15 of this Agreement.

(d) Upon termination for “good reason” under Section 16 of this Agreement.

(e) Upon written notice by the Company to the Executive of an involuntary termination without “cause”, other than for death or Disability.

(f) Upon “voluntary termination” by Executive under Section 17 of this Agreement.

15. Termination for Cause.

(a) In addition to any other rights or remedies provided by law or in this Agreement, the Company may terminate Executive’s employment under this Agreement for “cause” if:

(i) Executive is convicted of, or enters a plea of guilty or nolo contendere to, a felony offense (unless, in the case of a conviction, the conviction shall have been reversed on appeal); or

(ii) the Company’s board of directors determines that Executive has:

(A) committed fraud against, or embezzled or misappropriated funds or other assets of, the Company (or any subsidiary thereof);

(B) violated, or caused the Company (or any subsidiary thereof) or any officer, employee or other agent thereof, or any other person to violate, any material law, regulation or ordinance or, repeatedly violated, or caused the Company (or any subsidiary thereof) or any officer, employee or other agent thereof, or any other person to violate, any material rule, regulation, policy or practice established by the Company’s board of directors;

(C) willfully, or because of gross or persistent negligence, (A) failed to properly perform his duties hereunder or (B) acted in a manner detrimental to, or adverse to the interests of, the Company, and such failure or action has caused, or is likely to cause, the Company (or any subsidiary thereof) to suffer or incur casualty, loss, penalty, expense or other liability or cost;

(D) violated, or failed to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by Executive; or

(E) habitually used illegal drugs or consumed alcohol and such consumption has caused material damage to the Company.

(b) The Company may effect such termination for cause by giving Executive written notice to such effect, setting forth in reasonable detail the factual basis for such termination (the “Cause Notice”); provided, however, that Executive may avoid such termination if the termination is based on any occurrence, act or event described in clauses (A) to (E) of paragraph (ii) of Section 15(a) (each, a “For Cause Event”), if the matters giving rise to such termination (including without limitation, any breach or violation by Executive) are remedied or cured, if capable of remedy or cure, within 30 days after receipt of the Cause Notice (“30-Day Executive Cure Period”). For the avoidance of doubt, Executive’s employment hereunder and the Term shall be terminated immediately upon delivery of the Cause Notice if Executive’s employment is being terminated due to the occurrence, act or event described in paragraph (i) of Section 15(a), and Executive’s employment hereunder and the Term shall be terminated immediately upon expiration of the 30-Day Executive Cure Period if Executive’s employment is terminated due to the occurrence, act or events described in clauses (A) to (E) of paragraph (ii) of Section 15(a) (assuming the matters, violations or conditions giving rise to such termination are capable of being cured or remedied, provided that if they are incapable of being so cured or remedied, then such termination shall be immediate upon delivery of the Cause Notice).

(c) In making any determination pursuant to paragraph (ii) of Section 15(a) based on or due to any For Cause Event, the board of directors may take into account each and all of the following:

(i) if Executive is made a party to, or target of, any Proceeding arising under or relating to any For Cause Event, Executive’s failure to defend against such Proceeding or to answer any complaint filed against him therein, or to deny any claim, charge, averment, or allegation thereof asserting or based upon the occurrence of a For Cause Event;

(ii) any judgment, award, order, decree or other adjudication or ruling in any such Proceeding finding or based upon the occurrence of a For Cause Event (that is not reversed or vacated on appeal); or

(iii) any settlement or compromise of, or consent decree issued in, any such Proceeding in which Executive expressly admits the occurrence of a For Cause Event; provided that the Company’s board of directors shall not be required to treat any of the foregoing as dispositive or giving rise to an irrebuttable presumption of the occurrence of such For Cause Event; and provided further that the Company's board of directors may rely on any other factor or event as convincing evidence of the occurrence of a For Cause Event.

(d) In determining and assessing the detrimental effect of any For Cause Event on the Company and whether such For Cause Event warrants the termination of Executive’s employment hereunder, the Company's board of directors may take into account each and all of the following:

(i) whether the Company's Board of Directors directed or authorized Executive to take, or to omit to take, any action involved in such For Cause Event, or approved, consented to or acquiesced in his taking or omitting to take such action;

(ii) any award of damages, penalty or other sanction, remedy or relief granted or imposed in any Proceeding based upon or relating to such For Cause Event, and whether such sanction, remedy or relief is sufficient to recompense the Company or any other injured person, or to prevent or to deter the recurrence of such For Cause Event;

(iii) whether any lesser sanction would be appropriate and effective; and

(iv) any adverse effect that the loss of Executive's services would have, or be reasonably likely to have, upon the Company.

Nothing contained in this Section 15 shall be construed in any way to limit or restrict the right and ability of the board of directors of the Company to consider or base its determination on any other factors that the board of directors deems to be relevant in connection with any determination or assessment under this Section 15.

16. Termination by Executive for Good Reason.

(a) In addition to any other rights or remedies provided by law or in this Agreement, Executive may terminate his employment hereunder for “good reason” if (A) the Company violates, or fails to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by it hereunder, (B) as a result of any action or failure to act by the Company, there is a material adverse change in the nature or scope of the duties, obligations, rights or powers of Executive’s employment (including any such material adverse change resulting from a Change of Control, as hereinafter defined), (C) the Company moves its headquarters more than fifty (50) miles from its location in Pearl River, New York, in each case subject to the terms set forth in this Section 16, or (D) if the Company does not maintain offices within fifteen (15) miles from its present location in Pearl River, New York, the Company expressly requires Executive to work at the Company’s offices more than two (2) days per week (excluding weekends and holidays) even though Executive is capable of properly performing his duties and responsibilities hereunder from a location other than the Company’s offices.

(b) Executive may effect such termination for good reason by giving the Company written notice to such effect, setting forth in reasonable detail the factual basis for such termination (the “Good Reason Notice”); provided, however, that the Company may avoid such termination, if the matters giving rise to such termination (including without limitation, any breach or violation by the Company) are remedied or cured, within 30 days after receipt of the Good Reason Notice (“30-Day Company Cure Period”). For the avoidance of doubt, Executive’s employment hereunder and the Term shall be terminated immediately upon expiration of the 30-Day Company Cure Period in the case of a termination for “good reason” under this Section 16.

17. Voluntary Termination by Executive. In addition to any other rights or remedies provided by law or in this Agreement, Executive may terminate his employment hereunder at any time by giving the Company written notice to such effect at least ninety (90) days prior to the date of termination set forth therein, such termination to be irrevocable upon receipt of such notice by the Company.

For the avoidance of doubt, the termination by Executive of his employment hereunder for “good reason” pursuant to Section 16 of this Agreement shall not constitute or be deemed to constitute for any purpose a "voluntary termination" of his employment under this Section 17.

18. Compensation and Benefits upon Termination.

(a) If Executive’s employment is terminated as a result of his death or Disability, the Company will pay or provide to Executive any (i) Accrued Benefits (as hereinafter defined) and (ii) a sum equal to a prorated portion of the annual bonus to which Executive would have been entitled if his employment had continued until the end of the employment year in which his death or disability occurred (the “Pro Rated Bonus Amount”). For the purposes of this Agreement, “Accrued Benefits” means: 1) any unpaid Base Salary through the date of termination; (2) reimbursement for any unreimbursed expenses incurred through the date of termination; (3) any unused vacation time accrued (through the date of termination) in accordance with Company policy; and (4) any other payments, benefits or fringe benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan or program or this Agreement, in all cases only through the date of termination (collectively items (1) through (4) shall be hereafter referred to as “Accrued Benefits”). The Pro Rated Bonus Amount shall be calculated by multiplying the total amount of the corresponding annual bonus by a fraction, the numerator of which is the number of days served by Executive during such employment year, and the denominator shall be three hundred sixty five (365) days.

(b) If Executive’s employment is terminated for cause under Section 15, or if Executive’s employment is terminated by Executive voluntarily under Section 17 or voluntarily other than for good reason pursuant to Section 16 hereof, the Company will pay or provide to Executive any Accrued Benefits.

(c) If Executive’s employment is terminated by Executive for good reason pursuant to Section 16 or by the Company other than for cause under Section 15, the Company will pay or provide the Executive with (i) any Accrued Benefits, (ii) subject to Executive’s compliance with the obligations herein, (A) a one time payment equal to the sum of (x) two (2) times his Base Salary and (y) two (2) times the Average Bonus Amount (as hereinafter defined); and (B) coverage under the employee benefit plans described in Section 3 until the earlier of the second (2nd) anniversary of such termination or Executive’s eligibility to receive similar benefits from a new employer; and (iii) all stock options and other awards granted hereunder (other than options and awards that vest upon the achievement of performance objectives) shall automatically vest and shall remain exercisable for a period of one (1) year after such termination. For the purposes hereof, the “Average Bonus Amount” means, in the case of a termination of Executive’s employment, an amount equal to the average of the annual bonus amounts received by Executive under this Agreement for the two (2) years prior to such termination. If the terms of any such employee benefit plans do not permit such coverage after termination of employment, the Company shall reimburse Executive in full for the cost reasonably incurred by Executive in obtaining similar coverage. Any amount due to Executive under clause (i) and (ii)(A) of this Section shall be payable as follows: fifty percent (50%) of such amount shall be payable in a lump sum within thirty (30) days of termination of employment, and the balance shall be payable in twenty four (24) equal monthly installments over the period of twenty four (24) months following such termination; provided, however, that if such amounts due to Executive become payable under this Section as a result of a termination of Executive’s employment occurring at any time before the first (1st) anniversary of the date of any Change of Control, such amounts shall be paid in a single lump sum payment within thirty (30) days of termination of employment, except as provided in Section 19 hereof. Amounts payable to Executive under this Section 16(c), if any, are hereinafter referred to as the “Parachute Amount.”

(d) Except as expressly set forth herein, any amount payable to Executive upon termination of his employment hereunder shall be paid promptly, and in any event within thirty (30) days, after the Termination Date.

19. Change of Control.

(a) For the purposes of this Section 19:

(i) The "Act" is the Securities Exchange Act of 1934, as amended.

(ii) A "person" includes a "group" within the meaning of Section 13(d)(3) of the Act.

(iii) "Control" is used herein as defined in Rule 12b-2 under the Act.

(iv) "Beneficially owns" and "acquisition" are used herein as defined in Rules 13d-3 and 13d-5, respectively, under the Act.

(v) "Non-Affiliated Person" means any person, other than Executive, an employee stock ownership trust of the Company (or any trustee thereof for the benefit of such trust), or any person controlled by Executive, the Company or such a trust.

(vi) "Voting Securities" includes Common Stock and any other securities of the Company that ordinarily entitle the holders thereof to vote, together with the holders of Common Stock or as a separate class, with respect to matters submitted to a vote of the holders of Common Stock; provided, however, that securities of the Company as to which the consent of the holders thereof is required by applicable law or the terms of such securities only with respect to certain specified transactions or other matters, or the holders of which are entitled to vote only upon the occurrence of certain specified events (such as default in the payment of a mandatory dividend on preferred stock or a scheduled installment of principal or interest of any debt security), shall not be Voting Securities.

(vii) "Right" means any option, warrant or other right to acquire any Voting Security (other than such a right of conversion or exchange included in a Voting Security).

(viii) The "Code" is the Internal Revenue Code of 1986, as amended.

(ix) "Base amount," "present value" and "parachute payment" are used herein as defined in Section 280G of the Code.

(b) A "Change of Control" occurs when:

(i) a Non-Affiliated Person acquires control of the Company; or

(ii) upon an acquisition of Voting Securities or Rights by a Non-Affiliated Person or any change in the number or voting power of outstanding Voting Securities, such Non-Affiliated Person beneficially owns Voting Securities or Rights entitling such person to cast a number of votes (determined in accordance with Section 19(g)) equal to or greater than twenty five percent (25%) of the sum of (A) the number of votes that may be cast by all other holders of outstanding Voting Securities and (B) the number of votes that may be cast by such Non-Affiliated Person (determined in accordance with Section 19(g)).

(c) It is intended that the present value of any payments or benefits to Executive, whether hereunder or otherwise, that are includible in the computation of the Parachute Amount shall not exceed 2.99 times the Executive's base amount. Accordingly, if Executive receives any payment or benefit from the Company prior to payment of the Parachute Amount which, when added to the Parachute Amount, would subject any of the payments or benefits to Executive to the excise tax imposed by Section 4999 of the Code, the Parachute Amount shall be reduced by the least amount necessary to avoid such tax. The Company shall have no obligation hereunder to make any payment or provide any benefit to Executive after the payment of the Parachute Amount which would subject any of such payments or benefits to the excise tax imposed by Section 4999 of the Code.

(d) Any other provision hereof notwithstanding, Executive may, prior to his receipt of the Parachute Amount pursuant to Section 18(c), waive the payment thereof, or, after his receipt of the Parachute Amount thereunder, treat some or all of such amount as a loan from the Company which Executive shall repay to the Company within one hundred eighty (180) days after the receipt thereof, together with interest thereon at the rate provided in Section 7872 of the Code, in either case, by giving the Company notice to such effect.

(e) Any determination of the Executive's base amount, the Parachute Amount, any liability for excise tax under Section 4999 of the Code or other matter required to be made pursuant to this Section 19, shall be made by the Company's regularly-engaged independent certified public accountants, whose determination shall be conclusive and binding upon the Company and Executive; provided that such accountants shall give to Executive, on or before the date on which payment of the Parachute Amount or any later payment or benefit would be made, a notice setting forth in reasonable detail such determination and the basis therefor, and stating expressly that Executive is entitled to rely thereon.

(f) The number of votes that may be cast by holders of Voting Securities or Rights upon the issuance or grant thereof shall be deemed to be the largest number of votes that may be cast by the holders of such securities or the holders of any other Voting Securities into which such Voting Securities or Rights are convertible or for which they are exchangeable or exercisable, determined as though such Voting Securities or Rights were immediately convertible, exchangeable or exercisable and without regard to any anti-dilution or other adjustments provided for therein.

20. Other Termination Provisions. The Company shall defend, indemnify and hold Executive harmless from any and all liabilities, obligations, claims or expenses which arise in connection with or as a result of Executive's service as an officer or director of the Company to the greatest extent now provided in the Company's Certificate of Incorporation and Bylaws and as otherwise allowed by law. During the Term and for a period of at least ten (10) years thereafter, or for a seven (7) year period commencing on the date of the termination of Executive’s employment hereunder, Executive shall be entitled to the same directors and officers' liability insurance coverage that the Company provides generally to its other directors and officers, as may be amended from time to time for such directors and officers.

21. Limitation of Authority. Except as expressly provided herein, no provision hereof shall be deemed to authorize or empower either party hereto to act on behalf of, obligate or bind the other party hereto.

22. IRC 409A. This Agreement is intended to satisfy the requirements of Section 409A(a)(2), (3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions. To the extent that any provision of this Agreement fails to satisfy those requirements, the provision shall automatically be modified in a manner that, in the good-faith opinion of the Company, brings the provisions into compliance with those requirements while preserving as closely as possible the original intent of the provision. Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits shall be paid to Executive during the six (6) month period following Executive's separation from service to the extent that the Company and Executive mutually determine in good faith that paying such amounts at the time or times indicated in this Agreement would cause Executive to incur an additional tax under Section 409A of the Code, in which case such amounts shall be paid at the time or times indicated in this Section. If the payment of any such amounts are delayed as a result of the previous sentence, then on the first day following the end of such six (6) month period, the Company will pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such six (6) month period.

23. Notices. All notices which are required by or may be given pursuant to the terms of this Agreement must be in writing and must be delivered personally; sent by certified mail, return receipt requested, postage prepaid; sent by facsimile (with written confirmation of transmission), provided that notice is also sent via first class mail, postage prepaid; or sent for next business day delivery by a nationally recognized overnight delivery service as follows:

If to the Company at:

One Blue Hill Plaza
Pearl River, New York 10965
Attn: Chief Executive Officer
Fax: (845) 820-1212

with copies to:

Stubbs Alderton & Markiles LLP
15260 Ventura Blvd., 20th Floor
Sherman Oaks, California 91403
Attn: Albert Asatoorian, Esq.
Fax: (818) 444-4520

If to Executive at:

49 Twin Brooks Road
Saddle River, New Jersey 07458

With copies to:

Kraus & Zuchlewski, LLP
500 Fifth Ave., Suite 5100
New York, NY 10110-5197
Attn: Robert D. Kraus
Fax: (212) 869-4648

Any of the addresses and other contact information set forth above may be changed from time to time by written notice (delivered in accordance with this Section) from the party requesting the change.

Such notices and other communications will be treated for all purposes of this Agreement as being effective immediately if delivered personally or by facsimile (with written confirmation of transmission) during normal business hours, or five (5) days after mailing by certified mail, return receipt requested, first class postage prepaid, or one business day after deposit for next business day delivery by a nationally recognized overnight delivery service.

24. Amendment. Except as otherwise provided herein, no amendment of this Agreement shall be valid or effective, unless in writing and signed by or on behalf of the parties hereto.

25. Waiver. No course of dealing or omission or delay on the part of either party hereto in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right. No waiver of any provision hereof shall be effective, unless in writing and signed by or on behalf of the party to be charged therewith. No waiver shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing.

26. Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of New York without regard to principles of choice of law or conflict of laws.

27. Arbitration. Any dispute or controversy arising out of or related to this Agreement or any breach hereof shall be settled by binding arbitration by the American Arbitration Association (or any organization successor thereto) in New York, New York in accordance with its Employment Arbitration Rules then prevailing. Judgment and the award rendered by the arbitration panel may be entered in any court or tribunal of competent jurisdiction. This provision encompasses all disputes relating to Executive’s employment, this Agreement, the termination of Executive’s employment, and the amounts paid to the Executive upon termination, regardless of whether such dispute arises during or after the Executive’s employment. In any arbitration proceeding conducted pursuant to this Section 27, both parties shall have the right to discovery, to call witnesses and to cross-examine the other party’s witnesses (through legal counsel, expert witnesses, or both). All decisions of the arbitration panel shall be final, conclusive and binding upon the parties, and not subject to judicial review. The arbitration panel shall have no power to change any of the provisions hereof in any respect or make an award of reformation, and the jurisdiction of the arbitrators is expressly limited accordingly. All statutes of limitations that would otherwise be applicable shall apply to any arbitration proceeding hereunder. Any arbitration shall be conducted by an arbitration plan consisting of one or more arbitrators jointly selected by the parties hereto; provided, however, that if the parties are unable to agree on an arbitrator or arbitrators, the arbitrator or arbitrators shall be selected in accordance with the aforementioned Employment Arbitration Rules then prevailing. Each of the parties hereto shall pay the fees and expenses of its counsel, accountants and other experts incident to any such arbitration. The fees and expenses of the arbitrator shall be paid fifty percent (50%) by the Company and fifty percent (50%) by Executive. Any notice or other process relating to any such arbitration may be effected in the manner provided by Section 23.

28. Remedies. In the event of any actual or prospective breach or default by either party hereto, the other party shall be entitled to seek equitable relief, including remedies in the nature of rescission, injunction and specific performance. All remedies hereunder are cumulative and not exclusive, and nothing herein shall be deemed to prohibit or limit either party hereto from pursuing any other remedy or relief available at law or in equity for such actual or prospective breach or default, including the recovery of damages.

29. Severability. The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render the same valid and enforceable.

30. Counterparts. This Agreement may be executed in counterparts, including, without limitation, by facsimile, each of which shall be deemed an original and which together shall constitute one and the same agreement.

31. Assignment. This Agreement, and each right, interest and obligation hereunder, may not be assigned by either party hereto without the prior written consent of the other party hereto, and any purported assignment without such consent shall be void and without effect, except that this Agreement shall be assigned to, and assumed by, any person with or into which the Company merges or consolidates, or which acquires all or substantially all of its assets, or which otherwise succeeds to and continues the Company’s business substantially as an entirety. Except as otherwise expressly provided herein or required by law, Executive shall not have any power of anticipation, assignment or alienation of any payments required to be made to him hereunder, and no other person may acquire any right or interest in any thereof by reason of any purported sale, assignment or other disposition thereof, whether voluntary or involuntary, any claim in a bankruptcy or other insolvency proceeding against Executive, or any other ruling, judgment, order, writ or decree.

32. Withholding. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes, as may be required to be withheld pursuant to any applicable law or regulation, and all other applicable withholdings.

33. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any person not a party hereto.

34. Titles and Captions. The titles and captions of the Articles and Sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties hereto or modify or otherwise affect any of the provisions hereof.

35. Grammatical Conventions. Whenever the context so requires, each pronoun or verb used herein shall be construed in the singular or the plural sense and each capitalized term defined herein and each pronoun used herein shall be construed in the masculine, feminine or neuter sense.

36. References. The terms “herein,” “hereto,” “hereof,” “hereby,” and “hereunder,” and other terms of similar import, refer to this Agreement as a whole, and not to any Article, Section or other part hereof.

37. No Presumptions. Each party hereto acknowledges that it has had an opportunity to consult with counsel and has participated in the preparation of this Agreement. No party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that the other party hereto drafted or controlled the drafting of this Agreement.

38. Certain Definitions. As used herein:

(a) “Person” includes, without limitation, a natural person, corporation, joint stock company, limited liability company, partnership, joint venture, association, trust, government or governmental authority, agency or instrumentality, or any group of the foregoing acting in concert.

(b) A “Proceeding” is any suit, action, arbitration, audit, investigation or other proceeding before or by any court, magistrate, arbitration panel or other tribunal, or any governmental agency, authority or instrumentality of competent jurisdiction.

39. Entire Agreement. This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement, commitment or arrangement relating thereto, written or oral, if any, which shall terminate immediately upon the commencement of the Term, except that each party thereto shall (a) remain required to perform any act and to satisfy any obligation or condition that such party is required to perform or satisfy thereunder with respect to any event occurring or circumstance existing prior to the commencement of the Term hereof (including, without limitation, the payment or delivery to Executive of any compensation, reimbursable expense or employee benefit or perquisite to which he may be entitled, but which has not yet been paid to him, on account of his employment under any such prior arrangement) that has not been so performed or satisfied, and (b) retain his or its right under any such prior assignment to assert or to allege any claim or cause of action relating to or based upon, or otherwise to enforce, any provision thereof with respect to any event occurring or circumstance existing during the term thereof.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

NEW MOTION, INC.

By:
Name:
Title:

Andrew Stollman